UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

SMART MOVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32951	54-2189769
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5990 Greenwood Plaza Blvd. #390 Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 488-0204

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 16, 2008, Smart Move, Inc., a Delaware corporation (the “Company”), announced that Doug Kelsall resigned as a member of its Board of Directors and Chair of the Board’s Audit Committee, and that Jeff McGonegal had accepted appointment to fill the vacancies created by Mr. Kelsall’s resignation. Mr. Kelsall, who was elected as a Class II Director at Smart Move’s Annual Meeting in June 2008 for a term ending at the Annual Meeting in 2011, previously had notified the Board of significant new demands on his time associated with his other professional endeavors. The Nominating & Governance Committee had undertaken to identify qualified potential independent director candidates having significant financial expertise should the Board determine to add another independent director to serve on the Audit Committee. Mr. Kelsall’s written resignation, attached hereto as Exhibit 99.1, was accepted by the Board effective September 15, 2008, concurrently with its determination upon the recommendation of the Nominating and Governance Committee to appoint Mr. Jeff McGonegal as a Class II member of the Board of Directors and as Chairman of the Audit Committee to fill the vacancy created by Mr. Kelsall’s resignation. Mr. Kelsall did not resign due to any disagreements with the Company’s Board of Directors or its management, but in view of increasing work load and time commitments associated with his executive responsibilities for ESM, the company by which he is employed as its President. Mr. Kelsall also confirmed that he had no disagreements with management or Smart Move’s external auditors over the financial reporting of the Company and confirmed he would be available to work closely with Mr. McGonegal in the coming weeks to ensure an efficient transition of the Audit Committee Chair responsibilities.

Mr. McGonegal, 57, has, since June 2003, served as the Chief Financial Officer of AspenBio Pharma, Inc., (Nasdaq: APPY), a publicly held biotechnology research and development company. He also serves as Chief Financial Officer and currently as Chief Executive Officer of Security With Advanced Technology, Inc. (Nasdaq: SWAT), a publicly held provider of hardware and software security related products. Mr. McGonegal also serves as Senior Vice President — Finance of Cambridge Holdings, Ltd., a small publicly held company with limited activities. Since 1997, Mr. McGonegal has served as Managing Director of McGonegal and Co., a company engaged in providing accounting and business consulting services. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as managing partner of the Denver, Colorado office. Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry. He received a B.A. degree in accounting from Florida State University. Mr. McGonegal is a certified public accountant licensed in the state of Colorado.

Mr. McGonegal is a shareholder of the Company who has not entered into any related party transactions with the Company that are required to be disclosed pursuant to Section 404(a) of Regulation S-K, and he has not accepted directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than the fees he will receive in the future for services on the Board of Directors and Committees of the Board of Directors. There were no arrangements or understandings between Mr. McGonegal and any other person pursuant to which Mr. McGonegal was selected as a director and appointed to be the Chair of the Audit Committee nor is there a family relationship between any director or executive officer and Mr. McGonegal.

The Board of Directors has determined that Mr. McGonegal is an “independent” director under applicable SEC and American Stock Exchange rules and is the Audit Committee Financial Expert. In his role as a Board and Audit Committee member, and as Chair of the Audit Committee, Mr. McGonegal will be entitled to receive the same cash compensation for his service as director and committee chair as is provided under the Company’s compensation plan for non-employee directors ($22,000 per annum for non-employee directors, paid quarterly at the beginning of each quarter and the separate cash compensation to the Chair of the Audit Committee in the amount of $12,000 per year, also paid quarterly at the beginning of each quarter and proportionately reduced to the extent the term of service is less than a full 12 months). As a non-employee director, Mr. McGonegal will also receive a prorated part of the annual grant of restricted shares made to each of the Company’s non-employee directors for fiscal 2008, which is stipulated to be a total annual grant value of $15,000 based upon the per share average closing price of a share of our common stock on the American Stock Exchange during the month preceding the stock grant.

The Company issued a press release on September 16, 2008, regarding these matters, which is filed as Exhibit 99.2 to this Current Report on Form 8-K. The contents of that exhibit are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Copy of resignation letter of D. Kelsall dated September 15, 2008
99.2	Press Release, dated September 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2008

SMART MOVE, INC.

By:	/s/ Edward Johnson

Edward Johnson, Chief Financial Officer